Exhibit 10.48
REPAYMENT AGREEMENT
This Repayment Agreement (this “Agreement”) is made and entered into as of ____________, 20__, by and between Univar Solutions Inc. (the “Company”) and ____________ (the “Executive”).
WHEREAS, subject to the terms and conditions set forth herein, the Company wishes to cause the portion of the short-term incentive compensation set forth on Exhibit A (the “Accelerated Annual Bonus”), the Company restricted stock units set forth on Exhibit A (“Accelerated RSUs”) and the Company performance-based restricted stock units set forth on Exhibit A (“Accelerated PBRSUs,” and, together with the Accelerated RSUs, the “Accelerated Equity Awards”) to vest and be paid (or settled) on or prior to December 31, 2022;
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:
1.Accelerated Payment and Vesting.
(a)Payment and Vesting. Effective as of December 31, 2022 (the “Acceleration Date”), the Accelerated Annual Bonus will be paid and the Accelerated Equity Awards will vest and be settled.
(b)Forfeiture; Repayment Obligation. If the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive without Good Reason (each as defined in the Executive’s employment agreement with the Company) prior to the normal payment date, in the case of the Accelerated Annual Bonus, or the normal vesting date, in the case of the Accelerated Equity Awards, then the Executive shall be obligated to repay the net, after-tax, amount of the income recognized by the Executive (assuming the highest marginal federal, state and local tax rates applicable to the Executive) as a result of the payment of the Accelerated Annual Bonus and the settlement of the Accelerated Equity Awards, as applicable, to the Company within 20 Business Days following such termination of the Executive’s employment. For the avoidance of doubt, no repayment shall occur in the event of the Executive’s termination of employment by the Company without Cause, by Executive with Good Reason or as a result of Executive’s death or Disability.
2.Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the State of Delaware, without regard to its conflict of law rules.
3.Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Executive and the Company with regard to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, between the parties regarding the accelerated vesting of the Accelerated Bonus and the Accelerated Awards. This Agreement may be amended or modified only with the written consent of the Executive and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
4.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed on their behalf as of the date first above written.

Exhibit 10.48

Univar Solutions Inc.

By:
    Name:
    Title:

EXECUTIVE

By:
    Name:

Exhibit 10.48
Exhibit A

Executive: ____________

Accelerated Annual Bonus:

$____________ (gross amount)

Accelerated RSUs:

2020 Grant	2021 Grant	2022 Grant	Total RSUs

Accelerated PBRSUs:

____________